                                                                  Exhibit (a)(7)

    This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated July 7, 1999, and the related Letter of Transmittal, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the nature of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                       (INCLUDING THE ASSOCIATED RIGHTS)
                                       OF
                             ADFLEX SOLUTIONS, INC.
                                       AT
                              $3.80 NET PER SHARE
                                       BY
                           INNOVEX ACQUISITION CORP.,
                          A WHOLLY OWNED SUBSIDIARY OF
                                 INNOVEX, INC.

    Innovex Acquisition Corp., a Delaware corporation ("Purchaser"), which is a wholly owned, direct subsidiary of Innovex, Inc., a Minnesota corporation ("Parent"), is offering to purchase all outstanding shares of common stock, par value $.01 per share (the "Common Stock"), of ADFlex Solutions, Inc., a Delaware corporation (the "Company"), including the associated rights (the "Rights," and together with the Common Stock, the "Shares") at a price of $3.80 per Share, net to each tendering stockholder in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated July 7, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal (which together with the Offer to Purchase constitute the "Offer").

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON TUESDAY, AUGUST 3, 1999, UNLESS THE OFFER IS EXTENDED.

    The Offer is being made pursuant to the terms of the Merger Agreement dated as of July 1, 1999 (the "Merger Agreement"), by and among the Company, Parent and Purchaser. The Merger Agreement provides, among other things, for the making of the Offer by Purchaser and further provides that, following the purchase of Shares pursuant to the Offer and promptly after the satisfaction or waiver of certain other conditions, the Purchaser will be merged with and into the Company (the "Merger"). The Company will continue as the surviving corporation after the Merger (the "Surviving Corporation") and will be a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each outstanding Share (other than Shares with respect to which appraisal rights are properly exercised under Delaware law, Shares held in the treasury of the Company or any subsidiary or Shares owned by Parent, Purchaser or any other direct or indirect wholly owned subsidiary of Parent) will be converted into the right to receive the Offer Price, net to the holder in cash, without interest.

    At the Effective Time, all Shares will be canceled and retired and will cease to exist, and each certificate formerly representing such Shares will thereafter represent only the right to receive the Offer Price.

    Concurrently with the execution of the Merger Agreement, one stockholder (the "Tendering Stockholder") entered into an agreement with Parent and Purchaser, pursuant to which the Tendering Stockholder has agreed to tender (and not withdraw), pursuant to and in accordance with the terms of the Offer, all Shares that are owned of record or beneficially by such Tendering Stockholder and to vote such Shares to approve and adopt the Merger Agreement, the Merger and all agreements relating to the Merger. The Tendering Stockholder beneficially owns 1,392,347 Shares representing 15.5% of the total outstanding Shares (excluding options).

    THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY HAS DETERMINED THAT THE MERGER AGREEMENT, THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER.

    The Offer is conditioned upon, among other things, the satisfaction or waiver of certain conditions to the obligations of Purchaser, Parent and the Company to consummate the transactions contemplated by the Merger Agreement, including (i) there being validly tendered by the Expiration Date and not withdrawn that number of Shares that constitutes a majority of the total of the then outstanding Shares (including for purposes of this calculation all Shares issuable upon exercise of all vested options and all options that will vest on or before December 31, 1999 and conversion of convertible securities or other rights to purchase or acquire Shares (the "Minimum Condition")), (ii) receipt by Purchaser, Parent and the Company of certain governmental and regulatory approvals and (iii) certain other conditions. Consummation of the Offer is not subject to any financing condition.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date and not withdrawn in accordance with the provisions set forth in the Offer to Purchase. The term "Expiration Date" shall mean Midnight, New York City time, on Tuesday, August 3, 1999, unless and until Purchaser, subject to restrictions contained in the Merger Agreement, shall from time to time have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

    Any extension by Purchaser shall be effective by giving oral or written notice of such extension to EquiServe, L.P. as depositary (the "Depositary"). During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares. If Purchaser extends the Offer or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in the Offer to Purchase. However, the ability of Purchaser to delay payment for Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates representing Shares (or timely book-entry confirmation of the book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth

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in the Offer to Purchase), (ii) the Letter of Transmittal (or facsimile thereof)
properly completed and duly executed, together with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal, at one of its addresses set forth on the back cover of the Offer to Purchase.

    Pursuant to the Merger Agreement, Purchaser may increase the Offer Price and may make any other changes in the terms and conditions of the Offer, provided that, without the prior written consent of the Company, Purchaser will not, and Parent will cause Purchaser not to, (i) decrease or change the form of the Offer Price, (ii) decrease the number of Shares subject to the Offer, (iii) amend or waive the Minimum Condition or impose conditions other than those set forth in the Merger Agreement, (iv) except as provided in the next paragraph, extend the Expiration Date or (v) amend any term of the Offer in any manner materially adverse to holders of Shares.

    Purchaser may, without the consent of the Company, (i) extend the Offer from time to time if at the initial Expiration Date or any extension thereof any of the conditions to the Offer shall not have been satisfied or waived, until such time as such conditions are satisfied or waived but not beyond December 31, 1999 and (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or the staff thereof applicable to the Offer but not beyond December 31, 1999. Purchaser will, from time to time, at the request of the Company, extend the Offer if at any scheduled Expiration Date any condition has not been satisfied or waived until such time as the conditions are satisfied or waived; provided, however, that Purchaser shall not be required to extend the Offer beyond December 31, 1999.

    Shares tendered may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that Shares tendered may be withdrawn at any time after September 4, 1999 if such Shares have not been accepted for payment as provided in this Offer to Purchase.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. If Share certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share certificates, the serial numbers shown on such Share certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in the Offer to Purchase), the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures for withdrawal, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

    All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by Purchaser in its sole discretion, and its determination will be final and binding. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notice.

    Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in the Offer to Purchase at any time on or prior to the Expiration Date.

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    The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the Letter of Transmittal and other relevant materials will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

    The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

    THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

    Requests for copies of the Offer to Purchase, the Letter of Transmittal and other materials related to the Offer may be directed to the Information Agent as set forth below, and copies will be furnished promptly at Purchaser's expense. Questions or requests for assistance may be directed to the Information Agent.

                    The Information Agent for the Offer is:

                            MacKenzie Partners, Inc.
                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                       or
                         CALL TOLL FREE (800) 322-2885

July 7, 1999

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